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FOR IMMEDIATE RELEASE

For further information contact:

Marjean Henderson
Sr. Vice President and CFO
972.633.4035


                           HEARTLAND FILES PRENEGOTIATED
                               PLAN OF REORGANIZATION


Dallas, Texas - December 4, 1998 - Heartland Wireless Communications, Inc., America's largest wireless cable television company, today announced that it has filed a prenegotiated plan of reorganization (the "Plan") under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware.

The Company previously had announced that it had executed an agreement with the holders of a majority in principal amount of the Company's $115 million 13% Senior Notes due 2003 and $125 million 14% Senior Notes due 2004 (the "Senior Notes") to support the Plan. The Company announced today that the holders of more than two-thirds in principal amount of the Senior Notes had agreed to support the Plan.

Under the Plan, all issued and outstanding common stock and other equity interests of the Company (the "Old Common Stock") will be canceled. Holders of the Senior Notes will receive 97% of the issued and outstanding common stock of the reorganized Company (the "New Common Stock"). Holders of the Company's $40.2 million 9% Convertible Subordinated Discount Notes and certain litigation claimants will receive the remaining 3% of the New Common Stock, plus warrants to purchase up to 7.5% of the New Common Stock on a diluted basis. Holders of Old Common Stock and certain litigation claimants will receive warrants to purchase up to 2.5% of the New Common Stock on a diluted basis.

                                    -more-
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The Plan provides for continued payment of trade creditors in the ordinary course of business. The Company does not anticipate any interruption in service or change in programming to its customers. Additionally, the Plan provides for uninterrupted payment of all material employee wages and benefits.

The Company noted that although it believes the Plan will be confirmed, there can be no assurance that this will happen.

                                    * * * *

Wireless cable operators use FCC-licensed microwave frequencies in the 2.1-2.7 GHz range to deliver cable television programming and high-speed Internet services. Heartland Wireless Communications, Inc. is America's largest wireless cable television company, servicing approximately 163,000 subscribers in 57 markets. Heartland currently holds wireless cable channel rights in 90 small to mid-size markets located in the central United States.

The Company invites you to visit its Web site at http://www.heartlandwireless.com.




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